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ARMSTRONG WORLD INDUSTRIES, INC.

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ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrong.com April 30, 2015	Thomas M. Armstrong Founder 1860

2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholders:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2015 Armstrong World Industries, Inc. Annual Shareholders’ Meeting. We will hold the meeting at 8:00 a.m. Eastern Time on Friday, July 10, 2015.

Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting.

On behalf of your Board of Directors, thank you for your continued support of Armstrong.

Very truly yours,

James J. O’Connor

Chairman of the Board

ARMSTRONG WORLD INDUSTRIES, INC.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	8:00 a.m. Eastern Time on Friday, July 10, 2015

Attendance	Online at www.virtualshareholdermeeting.com/awi2015, or in person at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603

Record Date	April 13, 2015

Agenda	Items of Business	Board Recommendation

	1. Elect as directors the 12 nominees named in the attached proxy statement	FOR EACH DIRECTOR NOMINEE

	2. Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015	FOR

How To Vote	•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•	Your broker will not be able to vote your shares with respect to the election of directors unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “ADDITIONAL MEETING INFORMATION” on page 52 of this proxy statement for further information.

Attending the Meeting	via the Internet:

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/awi2015.

Shareholders may vote and submit questions while attending the meeting on the Internet.

in person:

Proof of Armstrong World Industries, Inc. stock ownership and photo identification will be required to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JULY 10, 2015:

The Notice of Annual Meeting, this Proxy Statement and

the Company’s 2014 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

This proxy statement was prepared under the direction of our Board of Directors (“Board”) to solicit your proxy for use at the annual meeting. When we refer to “we,” “our,” “us,” “Armstrong” and the “Company” in this proxy statement, we are referring to Armstrong World Industries, Inc. This proxy statement and the related materials are first being distributed to shareholders on or about May 15, 2015.

ITEM 1 – ELECTION OF DIRECTORS

On the recommendation of the Nominating and Governance Committee (“Governance Committee”), our Board has nominated the 12 directors listed below for election at the annual meeting. The nominees include 11 independent directors, as determined by the Board in accordance with the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Principles. The twelfth nominee is our President and Chief Executive Officer (“CEO”), Matthew J. Espe. Each nominee’s term would, if elected, run from the date of his election until our next annual shareholders’ meeting, or until his successor, if any, is elected or appointed. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

The Governance Committee performs an assessment of the qualifications and experience needed to properly oversee the interests of the Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a Board that adds value for shareholders. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a Board composed of individuals with diverse attributes and backgrounds enhances the quality of the Board’s deliberations and decisions.

The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. The Board believes that the diversity of viewpoints, educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. The Board believes that this diversity, coupled with the personal and professional ethics, integrity and values of all of the directors, results in a Board that can guide the Company with good business judgment.

The Governance Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees. The Board is also particularly interested in maintaining a mix of skills and qualifications that include the following:

Public	Company CEO or COO within 5 years

Senior	Executive Leadership

Manufacturing	& Distribution Operations

Financial	Literacy

Significant	International Experience
Finance	and Capital Markets Transactions

Technology

M&A

Risk	Management

Corporate	Governance/Law

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Each nominee’s biography in the pages that follow includes notable skills and qualifications that contributed to his selection as a nominee. Director skills and qualifications are also featured in the chart immediately following the biographies.

DIRECTOR NOMINEES

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Name	Age*	Director Since	Committee(s)†	Independent^
Stan A. Askren	54	2008	MDCC‡	✓
Matthew J. Espe	56	2010
James J. Gaffney	74	2006	NGC‡, MDCC	✓
Tao Huang	52	2010	AC	✓
Michael F. Johnston	67	2010	MDCC	✓
Jeffrey Liaw	38	2012	AC	✓
Larry S. McWilliams	59	2010	AC, MDCC	✓
James C. Melville	63	2012	MDCC, NGC	✓
James J. O’Connor (Chair)	78	2007	NGC	✓
John J. Roberts	70	2006	AC‡, NGC	✓
Gregory P. Spivy	46	2014	MDCC	✓
Richard E. Wenz	65	2010	AC	✓
*	As of April 30, 2015
†	Committees: AC (Audit); MDCC (Management Development & Compensation); NGC (Nominating & Governance)
^	As defined in NYSE listing standards and our Corporate Governance Principles
‡	Denotes Chair of the Committee

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

All nominees currently serve as directors. Information concerning the nominees is provided below:

STAN A. ASKREN Director since: 2008 Age: 54 Independent

Mr. Askren has been chairman and CEO of HNI Corporation (“HNI”), the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of hearth products, since 2004, and president since 2003. Previously, he was executive vice president of HNI from 2001 to 2003. Mr. Askren has worked at HNI for 23 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth products operating segment. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. Mr. Askren previously served on the board of directors of Arctic Cat Inc., a designer, engineer and manufacturer of all-terrain vehicles and snowmobiles, and served as a member of its compensation committee. Mr. Askren also serves on the boards of directors of the Business and Institutional Furniture Manufacturers Association (past chair), the Iowa Business Council (past chair), and the Iowa Heritage Foundation. Mr. Askren brings to our Board extensive operating, senior executive leadership, manufacturing, sales and distribution expertise, as well as valuable insights from his experience as a public company chief executive officer.

MATTHEW J. ESPE Director since: 2010 Age: 56

Mr. Espe has been our President and CEO since he joined the Company in July 2010. Previously, Mr. Espe was chairman and chief executive officer of Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., a leading provider of document management solutions and services. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer (2002 to 2008) of IKON Office Solutions, Inc. (“IKON”), an office equipment distributor and services provider, which was acquired by Ricoh in 2008. Mr. Espe was employed by General Electric for 22 years, serving as president and chief executive officer of GE Lighting prior to joining IKON in 2002. Mr. Espe previously served on the boards of directors of Unisys Corporation, a worldwide information technology company (2004 to 2014), and Graphic Packaging Holding Company, a provider of packaging solutions for consumer products companies (2009 to 2010). As our President and CEO, Mr. Espe provides our Board with important insights regarding our operations, strategic planning and senior management personnel matters. In addition, Mr. Espe’s long tenure as chairman and chief executive officer at Ricoh and IKON, his prior service on other public company boards of directors and their committees and his senior executive experience at General Electric, brings management experience, leadership capabilities, financial knowledge and business acumen to our Board.

2015 Proxy Statement	3

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JAMES J. GAFFNEY Director since: 2006 Age: 74 Independent

From 1997 to 2003, Mr. Gaffney was a consultant to GS Capital Partners, II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I, LP and Goldman, Sachs & Co., and other affiliated investment funds. From 1995 to 1997, Mr. Gaffney served as chairman of the board of directors and chief executive officer of General Aquatics, Inc., composed of companies involved in the manufacturing of swimming pool equipment and pool construction. Mr. Gaffney was president and chief executive officer of KDI Corporation, a conglomerate with companies involved in swimming pool construction and manufactured products (1993 to 1995). Mr. Gaffney serves on the boards of directors of the following companies: Pool Corporation, a distributor of swimming pool supplies, equipment and related leisure products and a distributor of irrigation and landscape products (since 1998), and Beacon Roofing Inc., a distributor of residential and non-residential roofing materials (since 2004). Mr. Gaffney previously served on the boards of directors of World Color Press Inc. (f/k/a Quebecor World Inc.) (2009 to 2010), Imperial Sugar Company (2001 to 2012; chairman 2003 to 2012), and C&D Technologies, Inc. (2010 to 2013). Mr. Gaffney brings our Board broad leadership, business and corporate governance expertise, as well as comprehensive experience in operations, manufacturing, financial, and risk management matters.

TAO HUANG Director since: 2010 Age: 52 Independent

Mr. Huang was previously the chief operating officer of Morningstar, Inc., a leading independent provider of investment research, until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named director of technology in 1992 and chief technology officer in 1996; he started Morningstar’s International Operation in 1998, held the position of president of International Division until 2000; he was promoted as the Company’s chief operating officer in October 2000 and served in this position until his retirement. Mr. Huang led Morningstar initiatives enabling significant growth, both organically and through acquisition, and oversaw continuous improvements in the operations of the firm’s core businesses. Mr. Huang brings to our Board expertise developed from his experience in a data-intense and technology-driven organization managing growth and integration of acquisitions, as well as experience in international operations.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

MICHAEL F. JOHNSTON Director since: 2010 Age: 67 Independent

Mr. Johnston was previously with Visteon Corporation, an automotive components supplier, until 2008. At Visteon, he served as chairman of the board of directors, CEO, president, and chief operating officer at various times from 2000 to 2008. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry, including serving as president, North America/Asia Pacific for Johnson Controls’ Automotive Systems Group. Mr. Johnston also serves as a member of the boards of directors of the following companies: Whirlpool Corporation, a leading manufacturer and marketer of major home appliances (since 2003), serving as presiding director and a member of its audit committee; and Dover Corporation, a diversified global manufacturer (since February 2013), serving as a member of its audit committee. Mr. Johnston previously served on the board of directors of Flowserve Corporation (2007 to 2013) including as the chairman of its corporate governance and nominating committee and a member of its finance committee. Mr. Johnston’s executive leadership and board of directors experience offers our Board a seasoned corporate governance perspective, and he brings to our Board extensive operational, manufacturing and design, innovation, engineering and financial experience.

JEFFREY LIAW Director since: 2012 Age: 38 Independent

Mr. Liaw is the chief financial officer of FleetPride, Inc., a nationwide supplier of heavy-duty truck and trailer parts. Prior to joining FleetPride in December 2012, Mr. Liaw was a principal of TPG Capital for seven years and was active in TPG’s energy and industrial investing practice areas. Before joining TPG in 2005, Mr. Liaw was an associate at Bain Capital, a private equity investment firm, in its Industrials practice. Mr. Liaw previously served on the boards of directors of Graphic Packaging Holding Company, a provider of packaging solutions for consumer products companies (2008 to 2013), including as a member of its nominating and corporate governance committee, and Oncor Electric Delivery Company, LLC. Mr. Liaw served as an observer to our Board on TPG’s behalf from 2009 until June 2012, at which time he was elected as a member of our Board. In addition to his financial expertise and experience working with a broad range of manufacturing companies, Mr. Liaw possesses intimate knowledge of the Company that he gained through his role as a Board observer for TPG.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

LARRY S. MCWILLIAMS Director since: 2010 Age: 59 Independent

Mr. McWilliams was previously the president and chief executive officer of Keystone Foods, a producer of proteins, from May 2011 to May 2012. From May 2005 to October 2010, he served as a senior vice president at Campbell Soup Company and subsequently became the president of Campbell International, responsible for all of Campbell Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as senior vice president – sales and chief customer officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of president – North America Soup. Mr. McWilliams was named senior vice president and president – Campbell USA in March 2004. Prior to Campbell Soup, Mr. McWilliams held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams also serves on the boards of directors of Bob Evans Farms, a full-service restaurant company (since 2014) and Godiva Chocolatiers International, a privately held company (since 2012). Mr. McWilliams formerly served on the Board of Governors of St. Josephs University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

JAMES C. MELVILLE Director since: 2012 Age: 63 Independent

Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., Mr. Melville practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of our Board from September 2009 until July 2010. Mr. Melville is active in numerous local and civic organizations and their boards. Mr. Melville served as an observer of our Board on behalf of the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) from August 2010 until February 2012. Mr. Melville brings extensive knowledge of the law, mergers and acquisitions, executive compensation, and corporate governance matters, international experience and financial acumen to our Board. He has also gained intimate knowledge of the Company through his prior service on the Board and his prior role as a Board observer for the Trust.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JAMES J. O’CONNOR Director since: 2007 Age: 78 Independent

Mr. O’Connor is a retired chairman of the board of directors and chief executive officer of Unicom Corporation. Mr. O’Connor joined Commonwealth Edison Company in 1963, became president in 1977, a director in 1978 and chairman and chief executive officer in 1980. In 1994, Mr. O’Connor was also named chairman and chief executive officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company, from which he retired in 1998. Mr. O’Connor previously served on the boards of directors of the following companies: Trizec Properties, Inc. (2003 to 2006); Corning, Inc. (1984 to 2011); Smurfit – Stone Container Corporation (2000 to 2011); and United Continental Holdings, Inc. (1984 to 2012). Mr. O’Connor has a broad business background, having served in several chief and senior executive positions with large companies and on the boards of companies as diverse as a utility company, an industrial manufacturing company and an airline. Mr. O’Connor also offers our Board extensive knowledge and expertise in senior executive leadership, management, and corporate governance and board practices of other major corporations.

JOHN J. ROBERTS Director since: 2006 Age: 70 Independent

Mr. Roberts served as global managing partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. Mr. Roberts held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with Pricewaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including deputy vice chairman, vice chairman and managing partner. While serving in various executive capacities at PricewaterhouseCoopers, Mr. Roberts performed and supervised audit, tax and business consultative services, and developed extensive expertise in public company audits and financial reporting matters. Mr. Roberts serves on the boards of directors and audit committees of the following companies: Safeguard Scientifics, Inc., a provider of capital as well as strategic, operational and management resources to growth-stage businesses (since 2003; also serves on the compensation committee), the Pennsylvania Real Estate Investment Trust, a business trust with primary investment focus on retail shopping malls (since 2003; also serves on the compensation committee), and Vonage Holdings Corporation, a provider of communications services (since 2004). Mr. Roberts previously served on the board of directors of Sicor, Inc. (2002 to 2004) and served as a director of our former holding company, Armstrong Holdings, Inc. (2003 to 2006). Mr. Roberts brings an extensive public accounting background, financial expertise, experience as an accounting executive and as a board member of businesses in diverse industries, and risk management, strategic planning and corporate governance capabilities to our Board.

2015 Proxy Statement	7

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Gregory P. Spivy Director since: 2014 Age: 46 Independent

Mr. Spivy is a Partner of ValueAct Capital. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund with $500 million in investments. Previously, Mr. Spivy was a Managing Director at Fremont Partners (“Fremont”), a private equity firm. Prior to joining Fremont, Mr. Spivy was a Director with The Bridgeford Group, and began his career in the mergers and acquisitions department of Lehman Brothers. Mr. Spivy is the chairman of Seitel, Inc., a leading provider of seismic data to the oil and gas industry (since 2006). Mr. Spivy is the former chairman of MSD Performance, Inc., and a former director of KAR Auction Services, Inc., MDS, Inc., MSC Software Corp. and PRA International. Mr. Spivy brings his experience as a director of other public and private corporations, his advisory experience with ValueAct Capital’s portfolio companies as well as his extensive financial services industry experience generally to our Board.

RICHARD E. WENZ Director since: 2010 Age: 65 Independent

Mr. Wenz is a private investor. From 2002 to 2003, Mr. Wenz was the chief executive officer of Jenny Craig International, a weight loss, weight management, and nutrition company. From 2000 to 2002, Mr. Wenz was an operating affiliate of DB Capital Partners. From 1997 to 2000, Mr. Wenz was president and chief operating officer of Safety 1st, Inc. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm. Prior to 1995, Mr. Wenz held senior executive positions with Professional Golf Corporation, Electrolux Corporation, The Regina Company and Wilson Sporting Goods Company. Mr. Wenz began his career in 1971 with Arthur Young & Co. (predecessor of Ernst & Young LLP) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant, and he serves on the board of directors of Summer Infant, Inc., a global designer, marketer, and distributor of branded juvenile health, safety and wellness products (since 2007) and serves as Chair of both the audit committee and compensation committee. Mr. Wenz also serves on the board of directors of Pet Supplies Plus. Mr. Wenz previously served on the boards of directors of Easton-Bell Sports, Inc. (2006 to 2014), Strategic Partners, Inc. (2004 to 2010), Hunter Fan Company (2002 to 2007), and Radica Games, Inc. (2004 to 2006). Mr. Wenz brings extensive senior executive leadership, board service, including audit committee, at companies with diverse businesses, public accounting, risk management, strategic planning and international experience to our Board.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Skills and Qualifications of Board of Directors

Agreement with Shareholder

As previously disclosed, we entered into a Nomination and Shareholder Agreement, dated December 15, 2014 (the “Nomination Agreement”), with ValueAct Capital Master Fund L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings GP, LLC and Gregory P. Spivy (collectively, the “ValueAct Group”). Pursuant to the terms of the Nomination Agreement, we appointed Mr. Spivy to the Board to serve until the 2015 annual meeting of shareholders, and agreed to nominate Mr. Spivy for election to the Board at the annual meeting, provided, however, that if at any time the ValueAct Group ceases to own at least 7.5% of our common stock, par value $0.01 per share (“Common Shares”), Mr. Spivy will be required to resign from the Board and we will no longer be required to nominate Mr. Spivy for election at the annual meeting. Relative to this annual meeting, the ValueAct Group has agreed that it will: (i) vote in favor of our nominees to the Board at the annual meeting; and (ii) vote in accordance with the Board’s recommendation with respect to any routine matters.

Under the Nomination Agreement, the ValueAct Group is entitled to nominate a mutually acceptable replacement in the event that Mr. Spivy no longer serves as a member of our Board during the term of the Nomination Agreement, so long as the ValueAct Group continues to own at least 7.5% of our outstanding Common Shares. In addition, the ValueAct Group agreed (subject to certain exceptions) to certain restrictions on transactions involving us or our securities, including a restriction prohibiting the ValueAct Group from acquiring any beneficial ownership interest of 19.0% or more of our outstanding Common Shares. The Nomination Agreement will remain in effect until the earliest of: (i) our material breach of the Nomination Agreement that has not been cured within thirty (30) days after receipt of notice of such breach; (ii) the date immediately following the last day on which a shareholder of the Company may timely give notice of its intent to bring a proposal for consideration at the Company’s 2016 annual meeting; (iii) the date that is ninety (90) days after the date any ValueAct Group designee ceases to be a member of the Board; and (iv) a mutually agreed upon date.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Principles are available on our website under “Company Information” and then “Corporate Governance” http://www.armstrong.com/corporate/corporate-governance.html. Also available at the same location on our website are the charters of the Audit Committee, the Management Development and Compensation Committee (“Compensation Committee”), and Governance Committee of the Board, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. Our website is not part of this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

DIRECTOR INDEPENDENCE

It is the policy of the Company that the Board consist of a majority of directors who are not employees and are independent under all applicable legal and regulatory requirements, including the independence requirements of the NYSE. For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Principles, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Principles, to be considered “independent,” the Governance Committee has established qualifications to assist in the determination, which either meet or exceed the independence requirements of the NYSE.

The Board has determined that all of our directors, with the exception of Mr. Espe, our President and CEO, are independent under NYSE listing standards and our Corporate Governance Principles. In addition, the Board has further determined that each of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities and Exchange Act of 1934 (the “Exchange Act”) and enhanced standards required for membership on such committees by our Bylaws, namely that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a full Board and through its committees, which meet regularly and report to the full Board. Management is charged with managing risk through robust internal policies and controls.

The Company has maintained an enterprise risk management program since 2005. Risk management is an integral part of the Company’s culture. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. The Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, the Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

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CORPORATE GOVERNANCE (CONTINUED)

Under the direction of a cross-functional steering committee composed primarily of senior corporate leaders, management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. The enterprise risk management steering committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the steering committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information as a basis for developing its audit plan.

Annually, the Board reviews summary reports that assess the strategic, operational, infrastructure and external risks facing the Company. Each Board committee, consistent with its charter, assists the Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD’S ROLE IN SUCCESSION PLANNING

The Board is actively engaged and involved in talent management. The Board reviews the Company’s “Organization Vitality” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2014, the Board and the Compensation Committee, as well as an ad hoc CEO succession planning committee, met on several occasions in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chairman and our CEO. In February

2010, the Board determined to split the positions of Chairman and CEO. At that time, Mr. O’Connor, who had been independent Lead Director from February 2008 through February 2010, was named Chairman and continues to serve in that capacity. The split of these positions allows Mr. Espe, our President and CEO, to focus on managing the business, while Mr. O’Connor, as Chairman, oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of Company shareholders.

Responsibilities of the Chairman include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman is also responsible for ensuring the effective functioning of the committees through appropriate delegation to, and membership of, the committees. Finally, the Chairman provides effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and

•

the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be Independent Directors (as defined in our Articles and Bylaws) by the Board. Mr. O’Connor, our Chairman, presides at these sessions. In addition, each of the Board’s three standing committees regularly meet at similar executive sessions, at which the respective committee Chairs preside.

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CORPORATE GOVERNANCE (CONTINUED)

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, nonemployee directors as a group, or individual directors, including the Chairman, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrong.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to the CorpGovernance@armstrong.com. The Corporate Secretary will forward these messages, as appropriate.

BOARD MEETINGS AND COMMITTEES

The Board met eight times during 2014, two of which were special meetings.

There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance Committee, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the U.S. Securities and Exchange Commission (the “SEC”), and the Internal Revenue Service, and under our Articles and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board on the recommendation of the Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards and (ii) other directors should not serve on more than four other corporate boards. The Board, after considering the circumstances of Mr. Roberts’ service on three other public company audit committees, determined that such service does not impact his ability to effectively serve on the Audit Committee.

All director nominees who served on the Board during 2014 participated in 100% of the meetings of the Board and meetings of the Committees on which they served. Board members are expected to attend annual meetings in person or virtually, via the Internet.

Audit Committee    The Audit Committee met six times during 2014, one of which was a special meeting. The members of the Audit Committee are John J. Roberts (Chair), Tao Huang, Jeffrey Liaw, Larry S. McWilliams, and Richard E. Wenz. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and legal compliance functions and compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that each of Mr. Liaw, Mr. Roberts and Mr. Wenz, qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

12	2015 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

Management Development and Compensation Committee    The Compensation Committee met five times during 2014. The members of the Compensation Committee are Stan A. Askren (Chair), James J. Gaffney, Michael F. Johnston, Larry S. McWilliams, James C. Melville, and Gregory P. Spivy. Under its charter, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

Nominating and Governance Committee    The Governance Committee met eight times during 2014, three of which were special meetings. The members of the Governance Committee are James J. Gaffney (Chair), James C. Melville, James J. O’Connor and John J. Roberts. Under its charter, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;
•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual self-evaluation of the performance of the Board and each committee through assistance from an independent, third-party advisor.

Other Committees    In addition to the three standing committees described above, members of the Board regularly meet on an ad hoc basis to discuss and approve matters through other committees that have been previously established by the Board. Such committees address such matters as refinancing, succession planning and crisis response. In connection with the Company’s secondary public offering transaction in March 2014, the Board established a pricing committee which met to review and approve the terms of the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding Common Shares, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

2015 Proxy Statement	13

CORPORATE GOVERNANCE (CONTINUED)

In connection with his appointment to the Board pursuant to the Nomination Agreement, Mr. Spivy, a Partner of ValueAct Capital, is entitled to receive an annual retainer (payable in cash) of $90,000 for his service on the Board, and an annual equity award in the form of restricted stock units (“Director RSUs”) under the 2008 Directors’ Stock Unit Plan, as amended (“Directors Stock Unit Plan”) having an aggregate fair market value of $105,000 (based on the closing price our Common Shares as reported by the NYSE on the date of grant). The annual retainer and Director RSUs award for Mr. Spivy’s service on the Board commencing in December 2014 through this current term were prorated from the date of his appointment to the Board. The Director RSUs are scheduled to vest on December 17, 2015. Mr. Spivy has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P., and under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold it for the benefit of ValueAct Capital Master Fund L.P., and indirectly for other members of the ValueAct Group.

SHAREHOLDER-RECOMMENDED DIRECTOR CANDIDATES

The Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at www.armstrong.com/corporatena/article9748.html under “About Armstrong” and “Corporate Governance.” Shareholders who wish to suggest individuals for service on the Board are requested to review Article II, Section 4 of our Bylaws and supply the information required in (a) through (k) of that Section in a written request to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603.

When evaluating the candidacy of nominees proposed by shareholders, the Governance Committee may request additional information as it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board. The procedure by which shareholders may recommend nominees to the Board described above reflects changes since our 2014 annual meeting. On July 25, 2014, the Board approved amendments to our Bylaws, including amendments to this process, which took effect immediately upon approval by the Board. The changes are more fully described and summarized in the Current Report on Form 8-K filed by the Company with the SEC on July 28, 2014.

14	2015 Proxy Statement

COMPENSATION OF DIRECTORS

In establishing director compensation, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. The Board is compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

In April 2013, the Governance Committee reviewed the compensation program for nonemployee directors, including the Directors Stock Unit

Plan. The review included an analysis of competitive market data and any underlying director compensation trends with assistance from an independent compensation consultant. Following that review, and a recommendation by the Governance Committee, the Board approved an increase of $5,000 to each annual retainer fee (cash and equity) for directors, and a $10,000 increase to each annual retainer fee (cash and equity) for the Chair, all effective June 21, 2013. The Governance Committee conducted a similar review in April 2014 and determined that no changes to the compensation program for nonemployee directors were necessary. On average, the total compensation levels, as well as cash and equity compensation levels, for our nonemployee directors approximate the 75th percentile, on a per director basis.

The following table describes the elements of the compensation program for nonemployee directors:

Director Compensation Program

Element	Amount	Terms
Annual Retainer (Cash)	$ 90,000 $190,000 (Chair)	paid in quarterly installments, in arrears
Annual Retainer (Equity)	$105,000 $205,000 (Chair)

annual (or pro-rated) grant of Director RSUs

•   Directors Stock Unit Plan

•   vest at one year anniversary or earlier change in control if serving on such date

•   pre-2011 grants deliverable six months following end of service (except removal for cause)

•   2011 and later grants deliverable on date of end of service (except removal for cause)

•   one share per one unit upon delivery

•   no voting power until delivered

•   dividend equivalent rights

Committee Chair Fees	$20,000 (AC; MDCC) $10,000 (NGC)	paid in quarterly installments, in arrears
Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities
*	Committees: AC (Audit); MDCC (Management Development & Development); NGC (Nominating & Governance)

Annual grants for the equity portion of the retainer are effective as of the first business day following the date of the annual meeting, and the amount of each grant is determined by the NYSE closing price of our Common Shares on that date.

2015 Proxy Statement	15

COMPENSATION OF DIRECTORS (CONTINUED)

Director Compensation Table – 2014

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
S. Askren	110,000	105,000	—	—	—	—	215,000
J. Gaffney	100,000	105,000	—	—	—	—	205,000
T. Huang	90,000	105,000	—	—	—	2,300	197,300
M. Johnston	90,000	105,000	—	—	—	—	195,000
J. Liaw	90,000	105,000	—	—	—	—	195,000
L. McWilliams	90,000	105,000	—	—	—	1,885	196,885
J. Melville	90,000	105,000	—	—	—	22,500	217,500
J. O’Connor	190,000	205,000	—	—	—	17,500	412,500
J. Roberts	110,000	105,000	—	—	—	—	215,000
G. Spivy(5)	3,825	53,560	—	—	—	—	57,385
R. Wenz	90,000	105,000	—	—	—	800	195,800
(1)	Represents amounts that are in units of our Common Shares. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares on the date of the grant. For the number of Director RSUs credited to each director’s account as of March 31, 2015, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS, pages 18 and 19.
(2)	The directors do not receive stock options as part of their compensation for service on our Board.
(3)	There is no plan or arrangement for directors to defer the compensation that they receive as part of their compensation for service on our Board.
(4)	Reflects incremental costs incurred by the Company for spouse travel at the February 2014 Board meeting. The amounts for Messrs. Melville and O’Connor also reflect the amounts they received for special assignment fees in connection with certain non-scheduled significant activities and projects.
(5)	Mr. Spivy received a pro-rated payment of the fourth quarterly installment of the 2014 annual cash retainer, and a pro-rated grant of Director RSUs as the equity portion of his retainer for Board service, in December 2014 following his appointment to the Board on December 15, 2014. Under an agreement with ValueAct Capital, Mr. Spivy is deemed to receive the cash portion of his retainer for Board service and hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

16	2015 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding Common Shares as of March 31, 2015 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
ValueAct Capital Master Fund, L.P. One Letterman Drive, Building D, 4th Floor San Francisco, CA 94129	9,200,000	(2)	16.6%
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust c/o Edward E. Steiner Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	6,793,174	(3)	12.3%
Eton Park Fund, L.P. 399 Park Ave, 10th Floor New York, NY 10022	4,065,446	(4)	7.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,856,030	(5)	5.2%

(1)	Based on 55,273,124 shares of our Common Shares outstanding as of March 31, 2015, as reported to the NYSE (60,330,506 shares reported, less 5,057,382 shares held in treasury).
(2)	On a Schedule 13D Amendment No. 1 filed with the SEC on December 16, 2014, ValueAct Master Fund, L.P. reported shared voting and dispositive power with respect to these Common Shares. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by (i) ValueAct Management L.P. as the manager of each such investment partnership, (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P., (iii) ValueAct Holdings, as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I and (iv) ValueAct Holdings GP, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by VA Partners I, as General Partner of ValueAct Master Fund. VA Partners I, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP also, directly or indirectly, may own interests in one or more than one of the partnerships from time to time. By reason of such relationship ValueAct Master Fund is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, these Common Shares, with VA Partners I (only with respect to ValueAct Master Fund), ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP.
(3)	On a Schedule 13G Amendment No. 1 filed with the SEC on February 25, 2015, the Trust reported that, as of February 24, 2015, it had sole voting and dispositive power with respect to these Common Shares.
(4)	On a Schedule 13G Amendment No. 1 filed on with the SEC on February 17, 2015, Eton Park Fund, L.P. reported, as of December 31, 2014, shared voting and dispositive power with respect to these Common Shares as follows: Eton Park Master Fund, Ltd. (“EP Master Fund”), with respect to the Common Shares directly owned by it; Eton Park Associates, L.P. (“EP Associates”), which serves as the general partner of EP Fund, with respect to the Common Shares directly owned by EP Fund; Eton Park Capital Management, L.P. (“EP Management”), which serves as investment manager to EP Master Fund and EP Fund, with respect to the Common Shares directly owned by each of EP Master Fund and EP Fund; and Eric M. Mindich (“Mr. Mindich”), (i) as managing member of Eton Park Associates, L.L.C., the general partner of EP Associates, with respect to the Common Shares directly owned by EP Fund and (ii) as managing member of Eton Park Capital Management, L.L.C., the general partner of EP Management, with respect to the Common Shares directly owned by each of EP Fund and EP Master Fund. Mr. Mindich disclaims beneficial ownership of any of the securities held by EP Fund and EP Master Fund.
(5)	On a Schedule 13G filed with the SEC on February 12, 2015, T. Rowe Price Associates, Inc. reported that, as of December 31, 2014, it had sole voting and dispositive power with respect to these Common Shares.

2015 Proxy Statement	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Management and Directors

The following table sets forth, as of March 31, 2015, the amount of Common Shares beneficially owned by all directors, the Company’s currently serving named executive officers (“NEOs”) as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 24 and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days		Total Number of Shares Beneficially Owned(2)	Restricted Stock Units(3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
Stan A. Askren	0	*	*	0	23,309	23,309
Matthew J. Espe	63,484	650,488		713,972	136,371	850,343
James J. Gaffney	0	*	*	0	17,309	17,309
Victor D. Grizzle	19,333	93,213		112,546	36,581	149,127
Mark A. Hershey	5,567	46,278		51,845	25,450	77,295
Tao Huang	0	*	*	0	16,627	16,627
Michael F. Johnston	0	*	*	0	16,627	16,627
Jeffrey Liaw	0	*	*	0	4,758	4,758
Donald R. Maier	15,882	52,778		68,660	37,305	105,965
Larry S. McWilliams	0	*	*	0	16,627	16,627
James C. Melville	4,229	*	*	4,229	6,947	11,176
James J. O’Connor	7,000	*	*	7,000	37,250	44,250
John J. Roberts	0	*	*	0	17,309	17,309
David S. Schulz	803	15,337		16,140	21,957	38,097
Gregory P. Spivy(4)	0	*	*	0	1,088	1,088
Richard E. Wenz	0	*	*	0	16,627	16,627
Directors and Executive Officers as a group (18 persons)(5)	125,261	902,662		1,027,923	449,767	1,477,690

(1)	Directors do not receive stock option grants under the Directors Stock Unit Plan or as part of the compensation program for directors.
(2)	No individual director or executive officer other than Mr. Espe beneficially owns 1% of the Common Shares outstanding as of March 31, 2015. The directors and executive officers as a group beneficially own approximately 3% of the Common Shares outstanding as of March 31, 2015.
(3)	Represents, in the case of NEOs, unvested time-based restricted stock units (“NEO RSUs”) granted to them under the 2006 and 2011 Long-Term Incentive Plan, as applicable, and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 31, 2015 under the terms of the Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.
(4)	Mr. Spivy received a pro-rated grant of Director RSUs as the equity portion of his retainer for Board service in December 2014 following his appointment to the Board on December 15, 2014. Under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.
(5)	Includes amounts for Ellen R. Romano, SVP, Human Resources, and Stephen F. McNamara, VP, Controller.

18	2015 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Directors – Aggregate Ownership

The table below sets forth, as of March 31, 2015, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares	Vested Restricted Stock Units(1)	Unvested Restricted Stock Units(2)	Phantom Stock Units(3)	Total Equity	Total Value(4)
Stan A. Askren	0	21,467	1,842	—	23,309	$1,339,568
James J. Gaffney	0	15,467	1,842	10,038	17,309	$1,571,632	(5)
Tao Huang	0	14,785	1,842	—	16,627	$955,553
Michael F. Johnston	0	14,785	1,842	—	16,627	$955,553
Jeffrey Liaw	0	2,916	1,842	—	4,758	$273,442
Larry S. McWilliams	0	14,785	1,842	—	16,627	$955,553
James C. Melville	4,229	5,105	1,842	—	11,176	$642,284
James J. O’Connor	7,000	33,654	3,596	—	44,250	$2,543,047
John J. Roberts	0	15,467	1,842	10,038	17,309	$1,571,632	(5)
Gregory P. Spivy(6)	0	0	1,088	—	1,088	$62,527
Richard E. Wenz	0	14,785	1,842	—	16,627	$955,553
Total	11,229	153,216	21,262	20,076	185,707	$11,826,344
(1)	Under the terms of the Directors Stock Unit Plan, the Director RSUs granted to each director as part of his retainer for Board service are not acquirable by the director until (i) for those Director RSUs granted prior to June 2011, the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Directors Stock Unit Plan); or (ii) for those Director RSUs granted during and after June 2011, on the date of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Directors Stock Unit Plan).
(2)	Under the terms of the Directors Stock Unit Plan, Director RSUs vest on the first anniversary of the grant date. All of the director RSUs listed in this column will vest on June 23, 2015, except for the Director RSUs for Mr. Spivy, which vest on December 17, 2015, the first anniversary of the grant date for such Director RSUs.
(3)	Phantom Stock Units awarded under the Company’s 2006 Phantom Stock Unit Plan (“Phantom Stock Unit Plan”) become payable (“Phantom Units Payment Date”) in cash on the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Phantom Stock Unit Plan). The cash payment amount will be equal to the number of units multiplied by the closing price of the Common Shares on the stock exchange on which such shares are traded on the Phantom Units Payment Date.
(4)	Represents an amount equal to the sum of the number of Common Shares beneficially owned, plus the number of vested and unvested Director RSUs, plus the number of Phantom Stock Units held, as applicable, multiplied by $57.47, which was the closing price of the Common Shares on the NYSE on March 31, 2015.
(5)	Amount excludes $276,151.32 in accrued dividends (non-interest bearing).
(6)	Mr. Spivy received a pro-rated grant of Director RSUs as the equity portion of his retainer for Board service in December 2014 following his appointment to the Board on December 15, 2014. Under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

2015 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each nonemployee director must acquire and then hold until six months following the end of his service, phantom units and/or Common Shares equal in value to three times the director’s annual retainer at the time he joined the Board. Directors endeavor to reach that level of ownership within five years of joining the Board. With the exception of Messrs. Liaw and Spivy, all of the current directors have already achieved this ownership requirement. Mr. Espe is an officer of the Company and, therefore, not subject to the stock ownership guidelines for nonemployee directors. Messrs. Liaw and Spivy first became eligible to participate in the nonemployee director compensation program in February 2013 and December 2014, respectively.

20	2015 Proxy Statement

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2015. In accordance with past practice, this selection will be presented to the shareholders for ratification at the annual meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG LLP will be in attendance at the annual meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

2015 Proxy Statement	21

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2014. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in 1992 by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2014 with the Company’s management. The Audit Committee also reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee considers the independence, qualifications and performance of KPMG. Such consideration includes reviewing the written disclosures and the letter received from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also engaged KPMG as the Company’s independent registered public accounting firm for 2015. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year 2015.

Submitted by the Audit Committee

John J. Roberts (Chair)

Tao Huang

Jeffrey Liaw

Larry S. McWilliams

Richard E. Wenz

22	2015 Proxy Statement

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2014 and 2013 and fees billed for other services rendered by KPMG LLP. All fees in 2014 and 2013 were pre-approved by the Audit Committee.

	(amounts in thousands)
	2014	2013
Audit Fees(1)	$4,274	$4,203
Audit Related Fees(2)	246	215
Audit and Audit Related Fees Subtotal	4,520	4,418
Tax Fees(3)	1,630	1,490
All Other Fees(4)	—	—
Total Fees	$6,150	$5,908

(1)	Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in Armstrong’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, and services for comfort letters.

(2)	Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, agreed-upon procedures, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

2015 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This compensation discussion and analysis (“CD&A”) includes a detailed description of our executive compensation programs and philosophy, which are generally applicable to all of our management employees. However, this CD&A focuses primarily on the material components of our executive compensation program as they apply to our NEOs. In 2014, our NEOs were(1):

Matthew J. Espe President and CEO

David S. Schulz Senior Vice President and CFO

Victor D. Grizzle Executive Vice President and CEO, Armstrong Building Products (“ABP”)

Donald R. Maier(2) Executive Vice President and CEO, Armstrong Floor Products (“AFP”) and former Senior Vice President Global Operations Excellence

Mark A Hershey Senior Vice President, General Counsel, and Chief Compliance Officer

Thomas B. Mangas(3) Former Executive Vice President and CEO, AFP

(1)	We determined the above NEOs for 2014 in accordance with SEC rules, which require that we include: all individuals who served as our principal executive officer (Mr. Espe) and principal financial officer (Mr. Schulz), regardless of compensation level during the year; our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year (Messrs. Grizzle, Maier and Hershey); and up to two additional individuals for whom disclosure would have been provided under the applicable rules except for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (Mr. Mangas).

(2)	Mr. Maier was appointed EVP & CEO, AFP effective September 26, 2014, succeeding Mr. Mangas. This appointment superseded a previous Transition Agreement (filed with the SEC on Form 8-K on April 4, 2014), under which his role was to terminate on December 31, 2014.

(3)	Mr. Mangas served as our global AFP leader until September 26, 2014, when he resigned from his position with the Company.

Executive Summary

Our Business

We are a global leader in the design and manufacture of floors and ceilings. As of December 31, 2014, we operated 31 plants in eight countries and had approximately 7,400 employees worldwide.

Executive Compensation Programs

Our executive compensation programs are designed to attract and retain high caliber talent, reward performance, and closely align the interests of our executives with the interests of our shareholders. We execute this philosophy through the payment of base salaries, cash incentive awards under our Management Achievement Plan (“MAP”), and grants of a combination of time-based and performance-based restricted stock units (“RSU” and “PSU”, respectively) and stock options under our 2011 Long-Term Incentive Plan (“LTIP”).

To focus our NEOs on delivering both short- and long-term results, a significant amount of their target total direct compensation (“TDC”, composed of base salary, short-term and long-term incentive compensation) mix is dependent upon achieving specified results and is, therefore, “at risk.” We also employ specific policies and practices to supplement our compensation philosophy, including:

•	Stock ownership guidelines to ensure NEOs have exposure to changes in our stock price, thereby aligning NEO and long-term shareholder interests.

•

Ability to recoup certain stock-based awards in the event of termination of employment for willful, deliberate or gross misconduct or in the event a participant engages in injurious conduct after termination of employment. To the extent the SEC adopts future rules for clawback policies that require changes to our policies, we will revise our policies as appropriate.

24	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

Insider trading policy prohibiting derivative transactions in our Common Shares, including: trading in puts, calls, covered calls, or other derivative products involving our securities; prohibiting engaging in any hedging or monetization transaction with respect to our securities; and, prohibiting holding company securities in a margin account or pledging our securities as collateral for a loan.

•	Double trigger vesting of equity grants upon a change in control.

•	No plans or agreements that provide tax gross-ups to our NEOs under Section 280G of the Internal Revenue Code (“Code”).

2014 Business Highlights

In 2014, we focused on growing our core businesses in established and emerging markets and continued our disciplined effort to create an efficient and productive culture while facing challenging market conditions that included continued contraction of key commercial segments in the Americas and Europe.

Key performance highlights included:

•

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)* of $384 million was up $12 million, or 3 percent, from 2013, driven by favorable price and mix, manufacturing productivity and higher earnings from our WAVE joint venture with Worthington Industries.

•

Consolidated net sales decreased $12 million, or 0.5 percent. The decrease was driven by unfavorable impact of foreign exchange of approximately $19 million. Lower volumes of $100 million were more than offset by $106 million of favorable price and mix.

•

$64 million of Free Cash Flow, which was lower than 2013, primarily due to changes in working capital, which was unusually favorable in 2013, and increased capital expenditures, which were partially offset by the cash settlement of a Ruble hedge related to the funding of our Russia plant construction project, higher cash earnings, increased dividends from our WAVE joint venture and lower interest expense.

We also made significant progress with respect to a variety of strategic, financial and operational initiatives.

•

On February 19, 2015, our Board approved a plan to separate our flooring business from our ceilings (building products) business through a tax-free spinoff of the flooring business, which would result in two independent, publicly-traded companies.

•	Record EBITDA in our ABP business despite a challenged demand environment.

•

Progressed plant construction projects in Russia (operational and shipping as of February) for ceilings and Lancaster, PA for Luxury Vinyl Tile for flooring. We also executed manufacturing investments in Somerset, KY for wood flooring and in Hilliard, OH for ceilings.

•

In the Pacific Rim, we continued to grow our business with our three new plants and had double digit sales growth in China and India. We added metal ceiling capability within our plant in Wujang, China to support continued growth in Architectural Specialties.

•	We closed flooring plants in Kunshan, China (wood) and Thomastown, Australia (resilient tile) to improve our cost position.

•	We decided to cease funding and discontinue our unprofitable flooring business in Europe.

*	Continuing operations basis. Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP.

2015 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014 Executive Compensation Highlights

The MAP opportunity for NEOs with primary responsibilities at the Corporate level is weighted 100% to consolidated results. NEOs with business unit responsibilities are weighted 30% to consolidated results and 70% to the individual business unit. Our 2014 EBITDA performance resulted in a 76% MAP payout factor at the consolidated level, 24% below target. NEOs whose MAP was based on consolidated results received payouts at 76% of target, and one NEO whose MAP was based on both consolidated and business unit results received a payout at 85% of target. One NEO received a performance bonus based on an agreement entered into connection with his promotion.

Our three-year cumulative Return on Invested Capital (“ROIC”) performance (2012 – 2014 PSU plan) resulted in a 66% payout factor, 34% below target, reflecting actual performance relative to a goal that we did not achieve primarily due to an expectation of market recovery at the time the goal was established.

Our Compensation Committee did not make significant changes to our executive compensation philosophy or design but completed the following key activities:

•	Conducted a project with Towers Watson, the Committee’s independent consultant, focused on value creation to confirm our short- and long-term metrics are appropriate drivers of performance.

•	Determined EBITDA to be the performance metric against which to measure and reward for annual MAP performance in 2014.

•	Approved a 2014 EBITDA target of $425 million and established a corresponding payout factor.

•	Approved 2014 MAP payments in line with below target performance during 2014.

•	76% (Consolidated)

•	23% (AFP)

•	85% (ABP)

•	Reviewed and revised our peer group.

•	Conducted an in-depth review of long-term performance metrics under our LTIP and determined ROIC as the metric for the 2014-2016 PSU plan.

•	Conducted a pay-for-performance analysis of our MAP to test the pay-for-performance linkage and to assure that program outcomes are aligned with the objectives of the plan.

•	Renewed its engagement with Towers Watson as the Committee’s independent consultant.

26	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The table below summarizes TDC paid or awarded to our NEOs during 2014. This table is not intended to be a substitute for the Summary Compensation Table (‘‘SCT’’) or Grants of Plan-Based Awards Table (‘‘GPBAT’’). Base salary reflects the total salary paid for 2014. 2014 MAP awards and LTIP awards are reflected in the SCT and GPBAT. LTIP awards represent an incentive for future performance, not current cash compensation, and are “at risk” of forfeiture.

2014 NEO TDC

Name	2014 Salary $	2014 Final MAP $	2014 LTIP $ (1)	TDC $
Mr. Espe	1,002,050	837,720	3,150,000	4,989,770
Mr. Schulz	435,367	248,160	520,000	1,203,527
Mr. Grizzle	479,848	305,910	832,500	1,618,258
Mr. Maier	428,466	188,790	838,000	1,455,256
Mr. Hershey	429,450	195,830	588,000	1,213,280
Mr. Mangas (2)	393,742	0	1,040,000	1,433,742

(1)	Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2014, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of the grant.
(2)	Mr. Mangas resigned in September 2014. Consistent with plan rules, he did not receive a MAP award for 2014.

Consideration of Last Year’s Advisory

Shareholder Vote on Executive Compensation

At our 2011 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting. Accordingly, our most recent advisory shareholder vote on executive compensation took place at the 2014 annual meeting.

The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of the 2014 favorable (97%) advisory vote on executive compensation, the Compensation Committee noted our current executive compensation program has been effective in implementing our stated compensation philosophy and objectives.

The Compensation Committee recognizes executive pay practices and notions of sound governance principles continue to evolve. While no specific changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to ongoing trends and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “Communication with the Board” on page 12 for further information.

PHILOSOPHY AND OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

Our long-term success and growth depend on highly capable global leaders with the experience and skills to deliver our strategy in a volatile and changing market environment. Thus, our executive compensation programs are designed to attract, motivate and retain those high-quality leaders. Generally, the same principles that apply to our NEOs also apply to the compensation of our salaried employees. In developing and maintaining our executive compensation program, the Compensation Committee focuses on the following key objectives:

•	Align executive interests with shareholders’ interests.

•	Create a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals.

•	Structure sufficiently competitive compensation packages globally, to enable access to high-quality executives in a highly competitive talent environment.

HOW WE MAKE COMPENSATION DECISIONS

The Compensation Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees. The Compensation Committee solicits input from the independent members of the Board, the CEO, other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

2015 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Roles of Key Participants

Compensation Committee

• Sets the philosophy and principles that guide the executive compensation program

• Oversees the design of our executive compensation programs in context of our culture, competitive practices, legal and regulatory landscape, and governance trends

• Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance

• Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation

• Oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO

Independent Members of the Board	• Participate in the performance assessment process for the CEO • Approve CEO compensation decisions, including base salary, MAP, and LTIP awards
Committee Consultant – Towers Watson

• Provides analysis, advice and recommendations with regard to executive compensation

• Attends Compensation Committee meetings, as requested, and communicates between meetings with the Compensation Committee Chair

• Advises the Compensation Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

CEO	• Provides input to the Compensation Committee on senior executive performance and compensation recommendations

28	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Independent Compensation Consultant

In July 2014, the Compensation Committee renewed its engagement of Towers Watson as its independent consultant on executive compensation matters.

Towers Watson serves as our Pension Plan Actuary in Canada (an arrangement that has been in place for several years, prior to Towers Watson becoming the Compensation Committee’s consultant) and typical actuary annual fees are $200,000. We also purchase select compensation and HR survey data from the firm. Towers Watson does not perform any other services for Armstrong. At the request of the Compensation Committee, in addition to providing general executive compensation advice outlined above, Towers Watson performed the following services during 2014:

•	Advised on the design considerations with respect to the 2015 MAP and the 2015 LTIP, to ensure appropriate linkage between short- and long-term performance and pay and performance.

•	Advised the Compensation Committee on the composition of a revised peer group.

•	Advised the Compensation Committee on setting the CEO’s compensation.

The Compensation Committee determined the work of Towers Watson did not raise any conflicts of interest in 2014. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the fact Towers Watson provides limited other services to us, the level of fees received from us as a percentage of Towers Watson’s total revenue, policies and procedures employed by Towers Watson to prevent conflicts of interest, and whether the individual Towers Watson advisors to the Compensation Committee own any Common Shares or have any business or personal relationships with members of the Compensation Committee or our executive officers.

After considering all of the factors required by the NYSE rules and all other factors relevant to Towers Watson’s independence from management, the Compensation Committee has determined Towers Watson is independent.

Use of Competitive Data

In setting NEO compensation, the Compensation Committee considers various types of information, including survey data, peer compensation data, tally sheets, wealth accumulation analyses and related benchmark information.

Annual Compensation Benchmarking

Annually, the Compensation Committee reviews all components of NEO compensation versus competitive market data.

In general, we target NEO pay to be at or near the 50th percentile of the competitive market, but we may deviate from this target due to an individual’s performance, internal equity with peers situated at similar levels, and to attract the required level of global business knowledge and leadership needed to achieve our strategic objectives.

The principal sources of market data include (combined “Competitive Market”):

•	Survey data (all NEOs), including surveys by AonHewitt and Towers Watson (“Market”)

•	Peer Group data (CEO and CFO) (“Peer Group”)

2015 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Peer Group

The Compensation Committee uses compensation data compiled from a group of peer companies based on a number of pre-established criteria, including business model comparability, company size measured by revenues (one half to two times Armstrong revenue) and market capitalization, global presence, and competition for executive talent and investor capital.

During 2014, the Committee conducted an in-depth review of the Peer Group, and the selection criteria.

The review resulted in the following changes to the Peer Group for 2014:

•	Removed The Sherwin-Williams Company, which no longer met the revenue size considerations

•	Added AO Smith Corporation, Fortune Brands Home & Security, Inc. and The Valspar Corporation

Our Peer Group consists of 18 manufacturing companies in the building and construction industries and is reflected below:

Acuity Brands, Inc.	Louisiana-Pacific Corporation	Steelcase, Incorporated
AO Smith Corp.	Martin Marietta Materials	The Valspar Corporation
Fortune Brands Home & Security, Inc.	Masco Corporation	Universal Forest Products, Inc
Herman Miller, Incorporated	Mohawk Industries, Inc.	USG Corporation
Leggett & Platt, Inc.	Nortek, Inc.	Vulcan Materials Company
Lennox International Inc.	Owens Corning	W. R. Grace & Company

Tally Sheets and Wealth Accumulation Analyses

The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each NEO.

•	Tally sheets provide historic information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment.

•	Wealth accumulation analysis assesses the total Armstrong-specific wealth that could be earned by each NEO given certain stock price assumptions.

Compensation Mix

To facilitate the link between NEO pay and company performance, a significant amount of TDC is performance-based and “at risk.”

81% of our CEO’s target TDC and 68% of the average target TDC of our other NEOs is performance-based and “at risk.”

30	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS, CHARACTERISTICS & OBJECTIVES OF OUR EXECUTIVE COMPENSATION

Elements, Objectives and Key 2014 NEO Actions

Type	Compensation Elements	Objectives	Key 2014 NEO Actions
Performance-Based	Long-Term Incentive (LTIP)

•    Promotes long- term value-creation for our shareholders, and fosters retention, by rewarding execution and achievement of goals linked to our longer term strategic initiatives and cost of capital

•    Incents achievement of ROIC targets over three-year period

•    Target opportunity generally set at Peer Group and/or Market median

• NEOs received long-term incentive grants with values ranging from 130% to 312% of base salary • 2012-2014 PSU award paid out at 66% of target
Annual Incentive (MAP)

•    Provides an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan

•    Drives EBITDA performance

•    Awards tied to Company, business unit and individual performance, including leadership behaviors

•    Target opportunity generally set at Peer Group and/or Market median

• NEOs received MAP payments ranging from 76% to 85% of target

Fixed	Base Salary	• Provides reasonable and Market competitive fixed pay reflective of an executive’s role, responsibility and individual performance • Generally set at Peer Group and/or Market median

•    NEOs received merit increases effective April 1, 2014

•    Mr. Schulz received a mid-year increase to align his base salary closer to Market median

•    Mr. Maier received an increase effective with his move into the AFP CEO role.

Benefits

•    Standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that executives:

•    pay approximately 40% more in health care premiums than those paid by most of our salaried employees with comparable coverage;

•    are eligible to receive enhanced Company-paid long-term disability benefits;

•    are eligible for non-qualified retirement savings benefits

Limited Perquisites

•    Very limited perquisites or personal benefits

•    Personal financial counseling at a cost generally less than $4,500 per NEO

•    Executive physicals at a cost typically less than $5,000 per NEO

•    Executive Long-Term Disability at a cost generally less than $5,000 per NEO

2015 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Alignment of Compensation Elements and Objectives

The following table illustrates how our executive compensation elements align with our compensation objectives:

2014 COMPENSATION DESIGN AND OUTCOMES

Base Salary

The Compensation Committee’s decision on 2014 base salaries was largely driven by the competitiveness of each NEO’s base salary compared to the Competitive Market; increases were effective April 1, 2014. The table below represents the base salary rate as of December 31. This information differs from the SCT, which reflects the total base salary received for the year.

Name	2013 Base Salary ($)	2014 Base Salary ($)	Change in Base Salary
Mr. Espe(1)	980,000	1,009,400	3.0%
Mr. Schulz(2)	400,000	460,000	15.0%
Mr. Grizzle(3)	462,500	485,630	5.0%
Mr. Maier(4)	412,000	475,000	15.3%
Mr. Hershey(3)	420,000	432,600	3.0%
Mr. Mangas(3)	520,000	535,600	3.0%
(1)	Mr. Espe did not receive a merit increase for 2015.
(2)	Reflects increase effective April 1, 2014 as well as a mid-year increase effective August 1, 2014 in an attempt to more closely align with competitive pay levels.

(3)	Standard merit increase.

(4)	Mr. Maier did not receive a merit increase effective April 1, 2014. Upon his promotion into the EVP & CEO, AFP role, his pay was adjusted.

Management Achievement Plan

MAP awards provide an annual incentive opportunity for achieving financial results based on performance goals tied to annual operating plan.

Each NEO’s target MAP opportunity (expressed as a percent of base salary) is based on role responsibility, alignment with similar positions internally, and external Competitive Market. Actual payout will vary with actual business performance relative to performance targets.

MAP awards were determined based on the following formula, measures and weightings. The Compensation Committee approves these factors at the beginning of each fiscal year. Additional details follow below the table.

2014 MAP Design

32	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014 Target MAP Opportunity

2014 Target MAP opportunity (expressed as a percentage of base salary) for NEOs were as set forth in the table below. With the exception of Messrs. Espe and Maier, as described below, there were no changes to these targets when expressed as a percentage of base salary from 2013.

Name	Target MAP % Opportunity	Target MAP $
Mr. Espe(1)	110%	1,102,255
Mr. Schulz	75%	326,525
Mr. Grizzle	75%	359,886
Mr. Maier(2)	50% / 75%	245,270
Mr. Hershey	60%	257,670
Mr. Mangas	75%	398,775
(1)	After a review of Competitive Market data provided by Towers Watson, the Compensation Committee set Mr. Espe’s 2014 MAP target at 110% of base salary.

(2)	Mr. Maier’s target increased from 50% to 75% upon his appointment to EVP & CEO, AFP in September 2014. The amount shown above reflects his actual target for 2014 based on the prorated split role. However, in connection with Mr. Maier’s appointment to EVP & CEO, AFP, effective September 26, 2014, and the termination of his existing Transition Agreement (SEC Form 8-K filing on August 22, 2014), the Compensation Committee approved a cash bonus performance award for the 2014 calendar year equal to $257,500

2014 MAP Performance Metrics and Weighting

The Compensation Committee selected EBITDA (for both the consolidated as well as at the business unit level) as the 2014 MAP performance metric. The Compensation Committee determined that EBITDA aligned to key elements of our 2014 operating plan and financial plans and is a good measure of operating performance (pre-financing and pre-tax).

In establishing MAP performance and payout ranges for the Company, AFP and ABP, the Compensation Committee considered a number of factors:

•	The amount of year over year improvement in EBITDA required to achieve target performance

•	The degree of difficulty and probability of achieving the various EBITDA performance targets

•	The percent of incremental EBITDA to be split between participants and shareholders

The MAP opportunity for NEOs with primary responsibilities at the Corporate level is weighted 100% to consolidated results. NEOs with business unit responsibilities are weighted 30% to consolidated results and 70% to the individual business unit.

Weighting	Consolidated	Business Unit
Mr. Espe	100%
Mr. Schulz	100%
Mr. Grizzle	30%	70% (ABP)
Mr. Maier(1)	100%
Mr. Hershey	100%
Mr. Mangas	N/A
(1)	Mr. Maier had a cash bonus performance award of $257,500. Mr. Maier received a MAP award based on 100% consolidated results; he received a supplemental payment in excess of the calculated MAP award to equal the $257,500 amount.

Individual Performance

The Board and the Compensation Committee considered individual performance when finalizing MAP awards for the CEO and other NEOs and decided not to make individual performance adjustments in determining the final 2014 MAP awards. For MAP awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any individual performance adjustment cannot exceed the maximum level determined by EBITDA performance.

2014 Final Performance and Payout Factors

Our 2014 EBITDA performance resulted in a 76% MAP payout factor at the consolidated level.

Further details are shown in the table below:

Adjusted EBITDA	2014 Target $M	2014 Actual $M*	Performance %	Payout %
Consolidated	425	389	92%	76%
AFP	157	115	73%	0%
ABP	342	330	96%	89%
*	Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP. We achieved full year adjusted EBITDA of $389 million after giving effect to the specific items that the Compensation Committee pre-determined in February 2014 were eligible for exclusion from the achievement calculation.

2015 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014 Final MAP Awards

The Compensation Committee determined the final 2014 MAP payouts by multiplying the NEO’s target MAP amount by the final weighted payout factors, as outlined below.

For NEOs who were weighted 100% to consolidated results, the Compensation Committee approved a final payout factor of 76%.

Name	Target MAP $	Payout Factor	2014 Final MAP Award $
Mr. Espe	1,102,255	76%	837,720
Mr. Schulz	326,525	76%	248,160
Mr. Maier	248,391	76%	188,790*
Mr. Hershey	257,670	76%	195,830
*	In connection with Mr. Maier’s promotion to EVP & CEO AFP, the Compensation Committee approved a cash bonus performance award for the 2014 calendar year equal to $257,500. Mr. Maier received a supplemental payment in excess of the amount shown above to equal the $257,500 amount. The excess payment was considered a one-time non- performance based payment and reflected in the “Bonus” column of the SCT.

For Mr. Grizzle, who was weighted 30% to consolidated results and 70% to Business Unit results, the Compensation Committee approved a final payout factor of 85%.

Name	Target MAP $	Weighted Cons. Payout Factor (wtd. 30%)	Weighted Business Unit Payout Factor (wtd. 70%)	2014 Final MAP Payout Factor %	2014 Final MAP Award $
Mr. Grizzle	359,886	76%	89%	85%	305,910

Mr. Mangas resigned in September 2014. Consistent with plan rules, he did not receive a MAP award for 2014.

Long Term Incentive Plan

The goal of the LTIP is to provide equity-based long-term incentive awards that link management interests to shareholder returns and focus management on our long-term performance.

In determining long-term incentive award opportunity for the CEO and other NEOs, the Board and the Compensation Committee generally consider a number of factors, including Competitive

Market, internal equity, and cost (dilution and accounting cost) and also take into consideration tally sheet and wealth accumulation analyses.

LTIP awards for a given year are typically made two business days following the release of our prior fiscal year’s fourth quarter and full year financial results. This allows sufficient time for the market to absorb the announcement of earnings and current year performance guidance.

In 2014, our LTI awards for NEOs consisted of 60% non-qualified stock options and 40% performance-based restricted stock units (PSU).

2014 Target LTIP

The Compensation Committee annually determines LTIP target opportunity (expressed as a percent of base salary) based on role responsibility, alignment with similar positions internally, and external Competitive Market, as well as a review of tally sheets and wealth accumulation analyses.

The respective target percentages for LTIP grants to our NEO’s in 2014 and the resulting Grant Date Fair Value were as set forth in the table below.

Name	2014 LTIP Target as % of Base Salary	2014 LTIP Grant Date Fair Value $(1)
Mr. Espe	312%	3,150,000
Mr. Schulz	130%	520,000
Mr. Grizzle	180%	832,500
Mr. Maier(2)	150% / 180%	618,000
Mr. Hershey	140%	588,000
Mr. Mangas	200%	1,040,000
(1)	Amounts represent the grant date fair value for the long-term incentive equity award granted in February 2014, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares ($53.87) on the date of the grant (February 25, 2014).

(2)	In February 2014, Mr. Maier was granted LTIP with a value of $618,000 (150% of base salary). Upon Mr. Maier’s promotion to EVP & CEO, AFP, the Compensation Committee increased his target LTIP percent to 180% of base salary to be effective at the next regular scheduled annual grant date. The Committee also approved an additional one-time equity grant with an award value of $220,000, comprised of 60% nonqualified stock options and 40% restricted stock units.

34	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

After a review of the Competitive Market data provided by Towers Watson, the Compensation Committee set Mr. Espe’s 2015 LTIP award at $3,150,000.

Stock Options

Stock option awards generally have a term of ten years and vest in equal installments on each of the first three anniversaries of the date of grant. The exercise price is based on the closing price of our Common Shares on the NYSE on the date of grant. The number of non-qualified stock options granted to each NEO for our annual grant in February was determined using a Black-Scholes value of $24.90. On the effective date of the grant, the exercise price for the stock options was $53.87. We also made a stock option grant to Mr. Maier in September with an exercise price of $56.52 and a Black-Scholes value of $26.94.

The assumptions used to determine the valuation of our option awards can be found in the footnote section of the GPBAT.

Performance-based Awards

The Compensation Committee established ROIC as the single financial measure for the 2014 – 2016 PSU program. ROIC aligns to our strategic plan and correlates to stock price performance over a multi-year performance period. ROIC also serves as a measure for tracking management’s performance in generating the required return on previously invested capital, and in effectively allocating capital to profitable investments during the three-year performance period.

Three-Year Cumulative ROIC Performance Targets (2014 – 2016)

The actual number of shares earned for the PSUs granted in 2014 will be based on our performance against the internal ROIC target established by the Compensation Committee during the three-year performance period.

	Performance to Target	Payout Opportunity
Threshold	85%	50%
Target	100%	100%
Maximum	115%	175%

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Non-qualified Defined Benefit Pension Plans

Our NEOs do not participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), which was closed to newly hired employees after January 1, 2005.

Qualified Defined Contribution Savings Plan and Non-qualified Deferred Compensation Plan

For salaried employees who do not participate in the RIP, we provide a 401(k) match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions, up to a maximum company match of $17,500 for 2014. All NEOs are eligible to participate in this program.

The company offers an unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan (“NQDCP”). This plan is to restore Company contributions that would be lost due to Code limits on compensation that can be taken into account under the Company’s tax-qualified 401(k) and to allow participants to voluntarily elect to defer some portion of base salary and MAP until a future date. Participants receive a Company match identical to the 401(k) company match up to a maximum contribution of 6% of eligible earnings. All NEOs are eligible to participate in this program.

Bonus Replacement Retirement Plan (“BRRP”)

The BRRP was established to allow executives to defer a portion of income (up to $20,000) into a qualified, tax-deferred plan. The Company will make a non-elective contribution to the executive’s account, and will make a corresponding reduction to the amount of the MAP payment. The executive may choose from the same investment options provided under the 401(k) plan.

Change in Control (“CIC”) Agreements

The Board and Compensation Committee provide individual CIC agreements to the NEOs to establish a competitive level of financial security in the event of a CIC. In 2010, the Compensation Committee determined the level of CIC benefits for the NEOs based on research conducted by Cook & Co. and an assessment of contemporary market practices.

2015 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The CIC agreements are subject to conditions under which a CIC would be triggered. In 2014, the Compensation Committee determined that the CIC conditions continue to be appropriate given our ownership structure. None of the CIC agreements provides for tax gross-ups under Sections 280G and 4999 of the Code. For more information regarding our NEO CIC agreements, please refer to “CIC Agreements” on page 50.

Stock Ownership Guidelines

The Compensation Committee instituted stock ownership guidelines for our NEOs in August 2010 in an effort to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The required ownership multiple for our CEO is six times annual base pay and is three times annual base pay for our other NEOs.

Shares may be counted toward the policy’s ownership guidelines whether held directly by the NEO or owned jointly with a partner, provided shares are vested. For stock options, the value must exceed the exercise price (“in-the-money” options). We also include vested, unexercised, but “in-the-money” stock options in the calculation.

Stock ownership guidelines must be met within five years from the date of adoption of the guidelines for Mr. Espe since he joined the Company prior to the adoption of the guidelines, and within five years from date of hire or promotion into the role for Messrs. Schulz, Grizzle, Maier and Hershey.

The Compensation Committee last reviewed the NEOs’ progress toward meeting the ownership requirements in February 2015. As of the date of the review, Messrs. Espe and Grizzle had met their ownership requirements. Mr. Schulz was promoted on November 16, 2013 and Mr. Maier was promoted on September 26, 2014. Mr. Hershey was hired on July 1, 2011. Messrs. Schulz, Maier and

Hershey are expected to meet ownership requirements within the requisite five-year period.

Recoupment Policy

Our Compensation Committee has the ability to exercise discretion and take action to recoup certain stock-based awards from a plan participant in the event his or her employment is terminated for willful, deliberate or gross misconduct, as, for example, if we were required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of such participant’s misconduct which led to his or her termination of employment, or if a participant engages in injurious conduct after termination of employment. To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policies, we will revise our policies as appropriate.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving Company securities with our General Counsel’s office prior to entering into such transaction.

By policy, we prohibit derivative transactions in our Company securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving Company securities.

•	Engaging in any hedging or monetization transaction with respect to Company securities.

•	Holding company securities in a margin account or pledging Company securities as collateral for a loan.

Beginning in 2011, we permitted senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material non-public information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis. At the conclusion of the most recent analysis (conducted in 2014) of our compensation programs and

36	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

associated risks, it was the assessment of the Compensation Committee, with the assistance of Towers Watson and management, our compensation programs are designed and administered with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the Company. In arriving at this determination, the Compensation Committee considered the following with respect to our compensation programs:

•	Whether the underlying pay philosophy, Peer Group and market positioning to support business objectives were appropriate.

•	Effective balance in:

•	Cash and equity mix.

•	Short- and long-term performance focus, with performance goals tied to profitability and absolute stock price performance.

•	Use of multiple performance metrics in the annual and long-term incentive plans.

•	Performance objectives are established using a reasonable probability of achievement.

•	Long-term incentive plan is tied to operating performance over a multi-year performance period.

•	The Compensation Committee’s ability to exercise discretion to reduce MAP amounts earned based on subjective evaluation of quality of earnings and individual performance.

•	The presence of meaningful risk mitigation policies, such as stock ownership guidelines, claw-back provisions, and independent
Compensation Committee oversight; and prohibitions on hedging against and pledging of our Common Shares.

Tax Deductibility of Compensation

The Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year.

This limitation does not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners).

Although our Compensation Committee retains discretion to determine otherwise, it is generally our policy to structure and administer our annual and long-term incentive compensation plans for the NEOs to maximize the tax deductibility of the payments as “qualifying performance-based compensation” under Section 162(m) of the Code to the extent practicable. The Compensation Committee considers both tax and accounting treatment in establishing our compensation program. The Compensation Committee retains discretion to authorize compensation arrangements not fully tax deductible, as, for example, may be appropriate to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value. In 2014, all incentive compensation, including MAP and LTIP awards, for the NEOs who were affected by Section 162(m) limit was designed to be exempt from the Section 162(m) deduction limit.

2015 Proxy Statement	37

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Stan A. Askren, Chair

James J. Gaffney

Michael F. Johnston

Larry S. McWilliams

James C. Melville

Gregory P. Spivy

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

38	2015 Proxy Statement

2014 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2014. The table also sets forth the information regarding the fiscal 2013 and 2012 compensation for Messrs. Espe, Grizzle, Maier and Mangas because they were NEOs in those fiscal years. Fiscal 2013 was the first year Messrs. Schulz and Hershey met the criteria for inclusion as an NEO in the SCT.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)		Total ($)
Mr. Espe	2014	1,002,050	—	1,260,000	1,890,000	837,720	—	212,401	(6)	5,202,171
President and Chief	2013	980,000	—	1,260,000	1,890,000	764,400	—	694,231		5,588,631
Executive Officer	2012	980,000	—	1,200,001	1,800,019	627,200	—	738,459		5,345,679
Mr. Schulz	2014	435,367	—	208,000	312,000	248,160	—	40,678	(6)	1,244,205
Senior Vice	2013	262,912	—	51,880	77,820	128,900	—	20,290		541,802
President and Chief Financial Officer
Mr. Grizzle	2014	479,848	—	333,000	499,500	305,910	—	102,028	(6)	1,720,286
Executive Vice	2013	459,375	—	324,000	486,000	361,800	—	34,207		1,665,382
President and CEO, Armstrong Building Products	2012	450,000	—	324,044	486,018	216,000	—	193,893		1,669,955
Mr. Maier	2014	428,466	68,710	335,200	502,800	188,790	—	140,427	(6)	1,664,393
Executive Vice	2013	409,000	—	240,000	360,000	159,600	—	87,464		1,256,064
President and CEO Armstrong Flooring Products	2012	400,000	—	—	600,006	128,000	—	187,321		1,315,327
Mr. Hershey	2014	429,450	—	235,200	352,800	195,830	—	60,142	(6)	1,273,422
Senior Vice President, General Counsel and Chief Compliance Officer	2013	413,750	—	221,200	331,800	193,700	—	39,356		1,199,806
Mr. Mangas (1)	2014	393,742	—	416,000	624,000	—	—	243,095	(6)	1,676,838
Former Executive Vice	2013	515,000	—	400,000	600,000	301,300	—	203,584		2,019,884
President and CEO, Armstrong Floor Products	2012	500,000	—	400,017	1,600,010	240,000	—	320,866		3,060,893

(1)	Mr. Mangas served as the EVP and CEO of AFP until September 26, 2014 when he resigned from his position with the Company.

(2)	In connection with Mr. Maier’s promotion to EVP & CEO, AFP, the Compensation Committee approved a cash bonus performance award for the 2014 calendar year equal to $257,500. The amount reflected in this column is the supplemental payment, in excess of the amount shown in the Non-Equity incentive Plan Compensation column, to equal the $257,500 amount. The details of this arrangement were outlined in the SEC form 8-K filing on August 22, 2014.

(3)	The amounts reflect the aggregate grant date fair value of stock units and option awards granted in the fiscal year, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The assumptions used to determine the valuation of our option awards are set forth on page 41. The potential maximum fair value of the performance restricted stock unit award at the grant date market price would be $2,205,000 for Mr. Espe, $364,000 for Mr. Schulz, $582,750 for Mr. Grizzle, $586,000 for Mr. Maier, and $411,600 for Mr. Hershey.

(4)	The 2014 amounts disclosed are the awards under the 2014 MAP. As specified under the MAP, award amounts are subject to a mandatory reduction of up to $20,000 to the extent a corresponding contribution can be made to the Bonus Replacement Retirement Plan, which is a qualified, tax-deferred profit sharing plan. For 2014, a $17,000 reduction was made for Messrs. Espe and Grizzle, $20,000 for Mr. Schulz, $17,043 for Mr. Maier, and $17,978 for Mr. Hershey.

(5)	The amounts shown in the “All Other Compensation” column include: (i) cash dividends paid; (ii) Company matching contribution to the Savings and Investment 401(k) Plan and to the NQDCP; (iii) premiums for long-term disability insurance; (iv) relocation expenses, and (v) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000 except for Mr. Grizzle. Mr. Grizzle’s perquisite value was $10,719, the amount is included in the “All Other Compensation” column.

2015 Proxy Statement	39

2014 SUMMARY COMPENSATION TABLE (CONTINUED)

(6)	The following table provides the detail for the amounts reported in the All Other Compensation for 2014 for each NEO:

Name	Perquisites and Other Benefits(a) ($)	Cash Dividends(b) ($)	Company Match Savings Plan Contributions ($)	Executive Long- Term Disability ($)	Relocation(c) ($)	All Other Compensation ($)
Mr. Espe		141,032	69,023	2,346		212,401
Mr. Schulz		5,198	35,480			40,678
Mr. Grizzle	10,719	48,444	42,865			102,028
Mr. Maier		63,612	40,815		36,000	140,427
Mr. Hershey		15,570	39,985	4,588		60,142
Mr. Mangas		195,624	43,366	4,105		243,095

(a)	Represents annual physical, personal financial planning and travel for spouse to Board meetings. The spouses of Board members and NEOs were invited to attend the Board’s regularly scheduled February 2014 meeting. The incremental costs incurred by the Company for spouse travel and lodging are included.

(b)	Cash dividends were paid upon vesting of RSUs and PSUs in 2014.

(c)	Commuting expense assistance of $9,000 for twelve months following his promotion to the global EVP & CEO AFP role on September 26, 2014 details of which are outlined in SEC form 8-K filing on August 22, 2014. The amount shown in this table represents four months of relocation assistance in 2014. The commuting expense is to cover housing, car lease and flight travel.

40	2015 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The table below shows information on MAP awards, stock options and PSUs granted to each NEO in 2014. There is no assurance that the grant date fair value of PSU and option awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Espe	(1)	N/A	551,178	1,102,255	2,204,510
	(2)	2/25/2014								75,904	53.87	1,890,000
	(2)	2/25/2014				11,695	23,390	40,933				1,260,000
Mr. Schulz	(1)	N/A	163,263	326,525	653,050
	(2)	2/25/2014								12,531	53.87	312,000
	(2)	2/25/2014				1,931	3,862	6,759				208,000
Mr. Grizzle	(1)	N/A	179,943	359,886	719,772
	(2)	2/25/2014								20,061	53.87	499,500
	(2)	2/25/2014				3,091	6,182	10,819				333,000
Mr. Maier	(1)	N/A	124,195	248,391	496,782
	(2)	2/25/2014								14,892	53.87	370,800
	(2)	2/25/2014				2,295	4,589	8,031				247,200
	(3)	9/26/2014								4,900	56.52	132,000
	(3)	9/26/2014							1,557			88,000
Mr. Hershey	(1)	N/A	128,835	257,670	515,340
	(2)	2/25/2014								14,169	53.87	352,800
	(2)	2/25/2014				2,184	4,367	7,642				235,200
Mr. Mangas	(1)	N/A
	(2)	2/25/2014								25,061	53.87	624,000
	(2)	2/25/2014				3,862	7,723	13,515				416,000
(1)	The amounts shown represent the 2014 MAP target opportunity for each NEO. Actual payouts are included in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)	In 2014, our LTI program for NEOs consisted of 60% stock options and 40% PSU. The exercise price of the stock options was $53.87. The stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the effective date of the grant. PSUs have a three-year performance period based on ROIC; participants earn 100% of the performance restricted shares if the Company achieves 100% of the ROIC target. Any cash dividends declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse.
(3)	Mr. Maier received an off-cycle grant on September 26, 2014 upon transition to the EVP & CEO AFP role with a grant date value of $220,000. Mr. Maier received 4,900 stock options and 1,557 restricted stock units. The stock options vest and become exercisable in three installments at one, two and three years. The restricted stock units will vest three years from the effective date of grant.
(4)	For purposes of determining the fair value of stock option awards, the Company uses the Black-Scholes option pricing model and the assumptions set forth in the table below. The grant date fair value of options granted on February 25, 2014 was $24.90.

2014
Dividend yield	0.0%
Volatility	47.4%
Risk-free interest rate	1.9%
Expected life (years)	6.0

2015 Proxy Statement	41

GRANTS OF PLAN-BASED AWARDS (CONTINUED)

The grant date fair value of options granted on September 26, 2014 was $26.94

2014
Dividend yield	0.0%
Volatility	47.84%
Risk-free interest rate	2.1%
Expected life (years)	6.0

42	2015 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, and unvested RSUs and PSUs held by each NEO on December 31, 2014. Market or payout values in the table below are based on the closing price of our Common Shares on that date, $51.12.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)

Name		Exercisable	Unexercisable
Mr. Espe	8/10/10	343,835			24.73	08/10/20
	3/2/11	121,399			35.57	03/02/21
	2/28/12	67,764	33,883	(1)	43.21	02/28/22
	2/20/13	29,153	58,307	(1)	51.76	02/20/23
	2/25/14		75,904	(1)	53.87	02/25/24
										23,819	(3)	1,217,627
										24,344	(3)	1,244,465
										24,390	(3)	1,195,697
Mr. Schulz	6/1/11	4,472			40.71	06/01/21
	2/28/12	2,858	1,429	(1)	43.21	02/28/22
	2/20/13	1,200	2,402	(1)	51.76	02/20/23
	2/25/14		12,531	(1)	53.87	02/25/24
										1,005	(3)	51,376
										1,003	(3)	51,273
										3,862	(3)	197,425
Mr. Grizzle	1/17/11	16,773			36.58	01/17/21
	3/2/11	27,315			35.57	03/02/21
	2/28/12	18,296	9,149	(1)	43.21	02/28/22
	2/20/13	7,496	14,994	(1)	51.76	02/20/23
	2/25/14		20,061	(1)	53.87	02/25/24
										6,432	(3)	328,804
										6,260	(3)	320,011
										6,182	(3)	316,024
Mr. Maier	3/2/11	8,094			35.57	03/02/21
	11/1/11	6,026			33.15	11/01/21
	2/28/12	11,294	11,294	(1)	43.21	02/28/22
	2/20/13	5,553	11,106	(1)	51.76	02/20/23
	2/25/14		14,892	(1)	53.87	02/25/24
	9/26/14		4,900	(1)	56.52	09/26/24
										4,637	(3)	237,043
										4,589	(3)	234,590
							1,557	(2)	79,594
Mr. Hershey	7/1/11	13,530			40.30	07/01/21
	2/28/12	11,859	5,930	(1)	43.21	02/28/22
	2/20/13	5,118	10,237	(1)	51.76	02/20/23
	2/25/14		14,169	(1)	53.87	02/25/24
										4,169	(3)	213,119
										4,274	(3)	218,487
										4,367	(3)	223,241
(1)	Grant will vest in three equal installments one, two and three years from the date of grant.

(2)	Grant will vest three years from the date of grant.

(3)	The number of Common Shares reflected in this column represents the target shares if the ROIC goal is achieved. The awards would vest on December 31, 2014, December 31, 2015 and December 31, 2016 respectively.

2015 Proxy Statement	43

OPTION EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options made by each NEO during 2014 as well as stock awards held by each NEO that became free of restrictions during 2014.

	Option Awards(1)		Stock Awards(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Espe	—	—	16,495	$980,463
Mr. Schulz	—	—	608	36,140
Mr. Grizzle	—	—	5,666	340,558
Mr. Maier	100,522	2,936,297	7,440	396,611
Mr. Hershey	—	—	1,821	108,240
Mr. Mangas	234,925	5,061,787	12,166	692,812

(1)	Represents the number of stock options exercised in 2014. The value realized upon exercise is computed by determining the difference between the market price at exercise and the exercise price of the options

(2)	Represents the number of RSUs and PSUs that vested in 2014. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

The following table lists the details of the PSU and RSA/RSU awards that vested in 2014 for the NEOs. The cash dividends associated with these vesting events are represented in the “All Other Compensation” column in the SCT.

Name	Type	Grant Date	Payout Date	Number of Shares Granted	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Mr. Espe	PSU	03/02/11	12/31/14	28,937	16,495	$980,463
Mr. Schulz	PSU	06/01/11	12/31/14	1,066	608	36,140
Mr. Grizzle	PSU	03/02/11	12/31/14	6,511	3,712	220,641
Mr. Grizzle	RSU	01/17/11	01/17/14	1,954	1,954	119,917
Mr. Maier	PSU	03/02/11	12/31/14	5,788	3,300	196,152
Mr. Maier	RSU	10/31/11	10/31/14	4,140	4,140	200,459
Mr. Hershey	PSU	07/01/11	12/31/14	3,193	1,821	108,240
Mr. Mangas	PSU	03/02/11	12/31/14	9,646	5,499	326,861
Mr. Mangas	RSA	03/02/10	03/02/14	6,667	6,667	365,951

The performance period for PSUs granted in 2012 ended on December 31, 2014. The final payout was not determinable as of December 31, 2014. The final payout determination was made in February 2015 by the Compensation Committee after a review of the Company’s performance. The final 2012 PSU shares paid out and the value realized in March 2015 are set forth below. Target units and year-end values for the PSUs awarded in 2012 are included in the Outstanding Equity Awards table.

Name	2012 PSU Final Payout(a) (#)	PSU Value on Vesting(b) ($)	Cash Dividends Paid ($)
Mr. Espe	15,721	$847,205	$134,415
Mr. Schulz	664	35,783	5,677
Mr. Grizzle	4,246	228,817	36,303
Mr. Hershey	2,752	148,305	23,530

(a)	Represents 66% of target award achieved.

(b)	Valued at $53.89, the closing price of our Common Shares on February 19, 2015, the date of Compensation Committee final payout determination.

44	2015 Proxy Statement

PENSION BENEFITS

Our NEOs do not participate in the Company’s qualified defined pension plan, which was closed to newly hired employees after January 1, 2005.

2015 Proxy Statement	45

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for each NEO who participates in the NQDCPs.

Name	Executive Contributions in 2014(1) ($)	Registrant Contributions in 2014(2) ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/14(3) ($)
Mr. Espe	67,097	50,323	19,687	0	440,945
Mr. Schulz	26,441	20,731	3,597	0	73,727
Mr. Grizzle	32,221	24,166	1,226	0	57,613
Mr. Maier	28,173	22,159	10,029	0	241,334
Mr. Hershey	30,846	24,264	7,416	0	165,485
Mr. Mangas	36,823	27,618	47,094	0	542,355

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the SCT,
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEO in the SCT for previous years.

Name	Amount Previously Reported ($)
Mr. Espe	245,702
Mr. Schulz	6,309
Mr. Maier	145,192
Mr. Hershey	46,862
Mr. Mangas	328,728

The Company’s defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and to existing salaried participants who did not meet the age and service requirements as of March 1, 2006. None of the NEOs participate’s in the Company’s pension plans. Instead, each NEO is eligible to participate in a 401(k) savings plan with an enhanced Company match. Armstrong matches 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan. The NQDCP was established to provide benefits similar to the 401(k) as it applies to eligible managers whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Code 402(g) elective deferral limit in effect for the plan year. For 2014, the eligible earnings limit was $218,750. A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the qualified 401(k) savings plan with the enhanced Company match. Participants may transfer account balances between any of the plan’s available investment options.

Participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

46	2015 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2014. Severance benefits for the NEOs were reviewed and modified in February 2015. There is no table for Mr. Mangas whose CIC agreement terminated upon his termination on September 26, 2014.

Each NEO who participates in the Company’s NQDCPs is eligible for the benefits shown in the tables above. The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement. Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a change in control (CIC) event and either an involuntary (without cause) termination or a Termination for Good Reason under the CIC agreement occur.

Mr. Espe
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	2,018,800	2,108,800	5,299,350
Health & Welfare Benefit Continuation	—	—	17,862	17,862	100,362
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	1,110,340	1,110,340	1,110,340
Accelerated LTIP
PSU	—	—	—	—	2,440,162
RSU	—	—	—	—	—
Stock Options	—	—	—	—	268,015
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$3,172,002	$3,172,002	$9,248,229

Mr. Schulz
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	230,000	230,000	1,610,000
Health & Welfare Benefit Continuation	—	—	—	—	81,548
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	345,000	345,000	345,000
Accelerated LTIP
PSU	—	—	—	—	248,699
RSU	—	—	—	—	—
Stock Options	—	—	—	—	11,303
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$600,000	$600,000	$2,326,550

2015 Proxy Statement	47

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mr. Grizzle
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	485,630	485,630	1,699,705
Health & Welfare Benefit Continuation	—	—	4,169	4,169	85,237
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	364,223	364,223	364,223
Accelerated LTIP
PSU	—	—	—	—	636,035
RSU	—	—	—	—	—
Stock Options	—	—	—	—	72,369
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$879,022	$879,022	$2,887,568

Mr. Maier
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	237,500	237,500	1,662,500
Health & Welfare Benefit Continuation	—	—	—	—	91,433
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	356,250	356,250	356,250
Accelerated LTIP
PSU	—	—	—	—	89,336
RSU	—	—	—	—	79,594
Stock Options	—	—	—	—	471,633
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$618,750	$618,750	$2,780,746

48	2015 Proxy Statement

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mr. Hershey
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	432,600	432,600	1,384,320
Health & Welfare Benefit Continuation	—	—	3,498	3,498	80,344
Outplacement Support	—	—	25,000	25,000	30,000
Pro-rated MAP	—	—	259,560	259,560	259,560
Accelerated LTIP
PSU	—	—	—	—	441,728
RSU	—	—	—	—	—
Stock Options	—	—	—	—	46,906
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$720,658	$720,658	$2,242,858

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the NEOs in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause

Under the Company’s severance plan, which applies to the NEOs in the absence of a CIC event and in the absence of an employment agreement, severance benefits for executive participants provide a minimum of 26 weeks and a maximum of 52 weeks of base salary based on years of service, or a separate contractual arrangement. A Severance Pay Committee, composed of members of management, reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of involuntary termination where severance applies, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives are eligible for twelve months of executive outplacement support provided by an outside service provider.

Pursuant to Mr. Espe’s employment agreement, he will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary, (2) welfare benefit continuation for 24 months and (3) a pro rata MAP payment. Mr. Espe will be subject to a two-year non-competition and non-solicitation agreement following his termination of employment. Please refer to the 2011 Proxy Statement for a summary of Mr. Espe’s employment agreement. In February 2015, Mr. Espe’s employment agreement was amended to provide severance payment equal to 200% of base salary plus target annual incentive under the Company’s MAP. In addition, the amendment states that a termination of employment under the Severance Agreement will not result in accelerated vesting of outstanding equity awards. The amendment was disclosed in our SEC Form 8-K filing on March 8, 2015.

The offer letters for Messrs. Grizzle and Hershey state that minimum of 52 weeks of base salary in severance and health care and life insurance benefits will continue at the active employee contribution levels for 12 months.

Information in the tables above assumes that any termination was effective December 31, 2014 and is based on the program parameters in effect as of December 31, 2014 as outlined above. During a review of our severance practices in February 2015, the Compensation Committee revised severance benefits for Messrs. Schulz, Hershey and Grizzle to more closely align with competitive practices and to

2015 Proxy Statement	49

POTENTIAL PAYMENTS UPON  TERMINATION OR CHANGE IN CONTROL (CONTINUED)

create internal equity among participants (disclosed in our SEC Form 8-K filing on March 8, 2015). The severance is equal to one and one-half times the executive’s then current annual base salary plus target annual incentive under the Company’s MAP program, payable in lump sum, and a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company.

Termination for Good Reason

Under the CIC agreements, an executive is eligible to receive severance pay upon a Termination for Good Reason following a CIC. Termination for Good Reason is defined in each executive’s individual CIC agreement and includes any one of the following events following a CIC:

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(iv)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a CIC which is material to the executive’s total compensation unless an equitable arrangement has been made.

CIC Agreements

We do not provide tax gross-ups under Sections 280G and 4999 of the Code to any of our NEOs. Set forth below are certain key terms of the CIC agreements for the NEOs:

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term

Severance Benefits	2.5 times base salary plus target MAP for Mr. Espe, two times base salary plus target MAP for Messrs. Schulz, Grizzle, Maier, and Hershey

Pro rata MAP	Based on actual results achieved under MAP year during which the termination occurs if a change in control termination occurs prior to the completion of the applicable performance period

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options and other equity grants to vest if assumed by the acquirer; the Compensation Committee may cash out equity grants if not assumed by the acquirer

280G Taxation	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Section 280G of the Code, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount

The CIC agreements contain a definition of CIC that the Compensation Committee has determined to be appropriate.

50	2015 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2014.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,110,331(1)	$40.33(2)	1,795,453(3)
Equity compensation plans not approved by security holders	0	Not Applicable	0
Totals	2,110,331	$40.33	1,795,453
(1)	Includes RSUs, PSUs and stock options to purchase Armstrong Common Shares granted under the Company’s 2006 and / or 2011 LTIP approved by shareholders on June 24, 2011.
(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)	Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2011 LTIP. The aggregate number of Common Shares reserved for the grant or settlement of awards under the 2011 LTIP (Share Limit) is 6,949,000, subject to adjustment as provided therein. This number includes all shares that have been and may be issued under the LTIP since its inception in 2006. With respect to awards granted on or after June 24, 2011, the number of Common Shares reserved for award and issuance under this LTIP is reduced on a one-for-one basis for each Common Share subject to a Stock Option or Stock Appreciation Right and is reduced by a fixed ratio of 1.6 Common Shares for each Common Share subject to a Restricted Stock Award or Stock Unit granted under the LTIP.

2015 Proxy Statement	51

ADDITIONAL MEETING INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our annual meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

Please follow the instructions for “How to Access the Proxy Materials” on the one-page notice described above.

Who is soliciting my proxy?

The Board is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

Who is entitled to vote?

Each holder of record of our Common Shares, at the close of business on the record date, April 13, 2015 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 55,275,926 Common Shares were issued and outstanding and entitled to vote at the annual meeting.

What must I do to attend the meeting via the Internet?

You may attend and participate in the annual meeting via the Internet at www.virtualshareholdermeeting.com/awi2015 where you will be able to vote and submit questions during the meeting. Shareholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting.

What must I do to attend the meeting in person?

If you wish to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification. To request an admission ticket and get directions, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrong.com or Attention: A. Parsons, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your Common Shares are held directly in an account with our transfer agent, American Stock Transfer (“AST”), your name will appear in our Record Date shareholder list. If your Common Shares are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

How can I revoke my proxy?

Proxies are voted at the annual meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Corporate Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your Common Shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the annual meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the annual meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

55,275,926 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

52	2014 Proxy Statement

ADDITIONAL  MEETING INFORMATION (CONTINUED)

What is the quorum requirement for the annual meeting?

A quorum of the holders of the outstanding Common Shares must be present for the annual meeting to be held. A “quorum” is the presence at the annual meeting, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each matter to be acted on at the annual meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What if a quorum is not present at the annual meeting?

If the annual meeting cannot be organized because a quorum is not present, the shareholders present at the annual meeting will have the power, except as otherwise provided by statute, to adjourn the annual meeting to such time and place as they may determine. Those shareholders who attend or participate at such adjourned meeting, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to approve each item?

The director nominees will be elected by a plurality of the votes cast at the annual meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the annual meeting. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. Any other matters that may be acted upon at the annual meeting will be determined by the affirmative vote of the holders of a majority of our Common Shares represented in person, via the Internet, or by proxy at the annual meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the annual meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our Bylaws, however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the annual meeting.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person for a fee of approximately $15,000 plus reasonable expenses.

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/voting instructions from the Company to ensure that all your Common Shares are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone (1-800-937-5449).

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving

2015 Proxy Statement	53

ADDITIONAL MEETING INFORMATION (CONTINUED)

as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of and expect to reimburse them for all such solicitations.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period January 1, 2014 through December 31, 2014 were made on a timely basis, except that the Form 4 filed with the SEC on March 6, 2014 to report share tax withholding associated with the vesting of restricted stock awards for Mr. Mangas was not filed on a timely basis.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2016 annual meeting for inclusion in the Company’s 2016 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate

Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than January 1, 2016.

54	2015 Proxy Statement

ADDITIONAL MEETING INFORMATION (CONTINUED)

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2016 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no later than April 10, 2016. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2016 annual meeting is more than 30 calendar days before or after the first anniversary of this annual meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2016 annual meeting.

Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2016 annual meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this proxy statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2014, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to: Armstrong World Industries, Inc.,

Investor Relations, P.O. Box 3001, Lancaster, PA 17604.

Our Annual Report is also available at www.proxyvote.com, or www.armstrong.com – Company Information – Investor Relations – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Armstrong under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit

Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

2015 Proxy Statement	55

SHAREHOLDER LIST

A list of shareholders entitled to vote at the annual meeting will be available for examination by shareholders at the annual meeting.

56	2015 Proxy Statement

ANNEX A to Armstrong World Industries, Inc. 2015 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. Dollars are in millions unless otherwise indicated.

2014
Adjusted EBITDA	$384
D&A/Fx*	(118)
Operating Income, Adjusted	$266
Non-cash impact of U.S. Pension	1
Cost reduction initiative expenses	14
Impairment	13
Foreign exchange impact	(1)
Operating Income, Reported	$239

BUILDING PRODUCTS
2014
Adjusted EBITDA	$330
D&A/Fx	(67)
Operating Income, Adjusted	$263
Cost reduction initiative expenses	1
Foreign exchange impact	(3)
Operating Income, Reported	$265

RESILIENT FLOORING
2014
Adjusted EBITDA	$93
D&A/Fx	(27)
Operating Income, Adjusted	$66
Cost reduction initiative expenses	4
Foreign exchange impact	1
Operating Income, Reported	$61

WOOD FLOORING**
2014
Adjusted EBITDA	$21
D&A/Fx	(13)
Operating Income (Loss), Adjusted	$8
Cost reduction and other charges	9
Impairment	13
Foreign exchange impact	1
Operating Income (Loss), Reported	$(15)

*	Excludes accelerated depreciation associated with cost reduction initiatives. Actual D&A as reported is: $129.4 million for the year ended December 31, 2014.
**	Includes a $1 million gain that occurred in the second quarter of 2014 related to a refund of previously paid duties on imports of engineered wood flooring.

A-1

ARMSTRONG WORLD INDUSTRIES, INC. CHRIS PARISI 2500 COLUMBIA AVENUE LANCASTER, PA 17603

VOTE BY INTERNET

Before the meeting: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting:

www.virtualshareholdermeeting.com/awi2015

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01 Stan A. Askren	02 Matthew J. Espe	03 James J. Gaffney	04 Tao Huang	05 Michael F. Johnston
06 Jeffrey Liaw	07 Larry S. McWilliams	08 James C. Melville	09 James J. O’Connor
10 John J. Roberts	11 Gregory P. Spivy	12 Richard E. Wenz

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

ARMSTRONG WORLD INDUSTRIES, INC.

Annual Meeting of Shareholders

July 10, 2015 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew J. Espe and James J. O’Connor as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong World Industries, Inc. held of record by the undersigned on April 13, 2015, at the Annual Meeting of Shareholders to be held on July 10, 2015 at 8:00 a.m., or any adjournment of postponement thereof.

Continued and to be signed on reverse side